Exhibit 99
For Immediate Release	Earl O. Bradley, III
Phone: 931-552-6176

Patrick C. Greenwell
Phone: 931-552-6176

FIRST ADVANTAGE BANCORP ANNOUNCES 2011 FIRST QUARTER EARNINGS

Clarksville, Tennessee.  May 16, 2011.  First Advantage Bancorp (the “Company”) [Nasdaq:  FABK], the holding company for First Federal Savings Bank (the “Bank”), today announced its results of operations for the three months ended March 31, 2011.  Net income for the three months ended March 31, 2011 was $358,000, compared to net income of $327,000 for the same period in 2010.

Basic and diluted earnings per share for the three months ended March 31, 2011 amounted to $0.09 and $0.08, respectively, compared to $0.07 per basic and diluted share for the three months ended March 31, 2010.

“First Federal Savings Bank experienced another solid quarter with the period ending March 31, 2011.  Our net interest margin continues to expand, reaching 4.18% this quarter, and net income improved to $358,000, a 9.5% increase over the first quarter of 2010.  Management remains focused on maintaining asset quality while also positioning the Bank to take advantage of opportunities that we believe will develop as the economy continues to improve.  We are committed to maximizing shareholder value and believe a key driver of value is the delivery of remarkable service for every customer we engage.” said Earl O. Bradley, III, Chief Executive Officer.

Capital

The Bank continues to maintain its favorable capital position and is categorized as “well-capitalized” by regulatory standards.  At March 31, 2011, the Bank’s total risk-based capital and tier one capital to risk-weighted assets ratios were 19.5% and 18.5%, respectively, and its tier one capital to adjusted total assets ratio was 14.2%.  The minimum ratios required to be categorized as “well capitalized” by regulatory standards are 10.00% for total risk-based capital, 6.00% for tier one capital to risk-weighted assets and 5.00% for tier one capital to adjusted total assets.

Dividend Declared

As previously announced, the Board of Directors of the Company, at its April 20, 2011 meeting, declared a quarterly cash dividend of $0.05 per common share.  The dividend is payable on or about May 13, 2011 to stockholders of record as of the close of business on May 2, 2011.

Net Interest Income

Net interest income for the quarter ended March 31, 2011 totaled $3.3 million compared to $3.0 million for the quarter ended March 31, 2010, an increase of $333,000 or 11.1%.   The increase in net interest income was primarily due to a decrease in interest expense.  Interest expense decreased by $328,000, or 24.2%, in the three month period due primarily to a decrease in the average rate paid on interest bearing deposits. The net interest margin for the three months ended March 31, 2011 was 4.18%, up 37 basis points from the 3.81% reported for the three months ended March 31, 2010.

The average balance of interest earning assets increased by 1.2% for the three months ended March 31, 2011 as compared to the prior year period.  During the three months ended March 31, 2011, management remained cognizant of the difficult economic environment and focused on achieving its goal of adding high quality loans by maintaining its stringent underwriting requirements.  Average loan balances increased by 8.8% during the three months ended March 31, 2011 compared to the three months ended March 31, 2010.  The average balance of interest bearing liabilities decreased by 1.7% for the three months ended March 31, 2011 compared to the three months ended March 31, 2010.

Credit Quality

The Company recorded a provision for loan losses of $255,000 for the three months ended March 31, 2011 compared to $227,000 for the three months ended March 31, 2010.    The Bank continues to closely monitor asset quality and believes that growing the allowance for loan losses by 39.5% from March 31, 2010 to March 31, 2011 adequately reserves for any potential losses inherent in the loan portfolio.  The increase in the allowance was primarily driven by growth in the loan portfolio, and significant increases in nonperforming loans and classified assets.

Non-performing assets totaled $3.6 million, or 1.05% of total assets, at March 31, 2011, compared to $2.4 million, or 0.70% of total assets, at March 31, 2010.  The increase was primarily in the commercial loan portfolio.  There was a 100.0% increase in the level of classified assets from $4.7 million at March 31, 2010 to $9.3 million at March 31, 2011, primarily related to increases in all areas of the loan portfolio.  The Bank continues to focus on working closely with customers in order to mitigate any loss exposure associated with the increase in the level of classified assets.  Classified assets are primarily loans rated special mention, substandard, or doubtful in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.

Non-Interest Income and Non-Interest Expense

Total non-interest income was $579,000 for the three months ended March 31, 2011 compared to $604,000 for the three months ended March 31, 2010.The decrease of 4.1% was primarily related to declines in customer service fees and lower income from brokerage activity.  Total non-interest expense increased $235,000, or 8.3%, to $3.1 million for the three months ended March 31, 2011 as compared to the same period in 2010. Non-interest expense increased for the three month period primarily due to increases in salaries and employee benefits and professional fees.

The provision for income taxes for the three months ended March 31, 2011 and 2010 was $190,000 and $176,000, respectively.  The increase was primarily due to higher taxable income.

Selected Balance Sheet Data

Total assets were $341.7 million at March 31, 2011 compared to $344.7 million at March 31, 2010, a decrease of $3.0 million or 0.9%.  Total loans were $243.0 million at March 31, 2011, an increase of $13.0 million, or 5.6%, compared to March 31, 2010.  Total liabilities remained relatively unchanged at  $274.5 million at March 31, 2011 compared to $275.9 million at March 31, 2010.  Total deposits at March 31, 2011 were relatively stable at $219.0 million compared to $217.2 million at March 31, 2010.

Total stockholders’ equity was $67.2 million at March 31, 2011 compared to $68.8 million at March 31, 2010.   The average common shareholder’s equity to average assets was 19.7% for the three months ended March 31, 2011 compared to 20.5% for the three months ended March 31, 2010.

About First Advantage Bancorp

Founded in 1953, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border.  First Federal Savings Bank offers a full range of retail and commercial financial services.  The Bank’s website address is www.firstfederalsb.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank’s market area, changes in real estate market values in First Federal Savings Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform.
These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST ADVANTAGE BANCORP
SELECTED FINANCIAL DATA
(Unaudited-Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	March 31,		December 31,
SELECTED FINANCIAL CONDITION DATA:	2011	2010	2010

END OF PERIOD BALANCES
Assets	$341,688	$344,736	$345,252
Available-for-sale securities, at fair value	69,004	88,359	74,214
Loans, gross	242,999	230,125	241,995
Allowance for loan losses	3,911	2,803	3,649
Deposits	218,999	217,218	219,504
FHLB advances and other borrowings	53,425	53,762	54,215
Common shareholders' equity	67,214	68,810	66,727

AVERAGE BALANCES
Assets	$339,787	$343,248	$345,571
Earning assets	324,312	320,352	327,544
Investment securities	71,770	94,112	81,163
Other investments	13,244	9,221	16,944
Loans, gross	239,298	219,915	229,437
Deposits	217,871	216,095	219,018
FHLB advances and other borrowings	52,852	54,297	54,323
Common shareholders' equity	67,003	70,398	68,487

SELECTED OPERATING RESULTS
Interest and dividend income	$4,370	$4,365	$17,571
Interest expense	1,029	1,357	4,999
Net interest income	3,341	3,008	12,572
Provision for loan losses	255	227	1,334
Net interest income after provision for loan losses	3,086	2,781	11,238
Noninterest income	579	604	2,738
Noninterest expense	3,117	2,882	11,312
Income before income tax expense	548	503	2,664
Income tax expense	190	176	968
Net income	$358	$327	$1,696
Basic net income per common share	$0.09	0.07	0.40
Diluted net income per common share	0.08	0.07	0.39
Dividends paid per common share	0.05	0.05	0.20
Book value per common share	16.36	15.78	16.24
Common shares outstanding	4,107,361	4,360,372	4,107,818
Basic weighted average common shares outstanding	4,107,813	4,507,228	4,259,064
Diluted weighted average common shares outstanding	4,260,723	4,535,405	4,295,093

SELECTED ASSET QUALITY DATA
Net charge-offs	$(7)	$237	$498
Classified assets	9,325	4,661	8,461
Nonperforming loans	3,463	1,629	2,985
Nonperforming assets	3,578	2,408	3,116
Total nonperforming loans to total loans	1.43%	0.72%	1.23%
Total nonperforming loans to total assets	1.01%	0.47%	0.86%
Total nonperforming assets to total assets	1.05%	0.70%	0.90%

SELECTED FINANCIAL RATIOS (quarterly and year-to-date rates annualized)
Return on average assets	0.43%	0.39%	0.49%
Return on average common shareholders' equity	2.17%	1.88%	2.48%
Average common shareholders' equity to average assets	19.72%	20.51%	19.82%
Net interest margin	4.18%	3.81%	3.84%